Contact:
Stacey Jurchison
PharmAthene, Inc.
Phone: 410-269-2610
Stacey.Jurchison@PharmAthene.com

PHARMATHENE REPORTS THIRD QUARTER 2010
FINANCIAL AND OPERATIONAL RESULTS

Recent Financing Strengthens PharmAthene’s Balance Sheet

ANNAPOLIS, MD – November 11, 2010 – PharmAthene, Inc. (NYSE Amex: PIP), a biodefense company developing medical countermeasures against biological and chemical threats, today reported financial and operational results for the third quarter and nine months ended September 30, 2010.

For the third quarter of 2010, PharmAthene recognized revenues of $6.2 million compared to $6.8 million in the same period of 2009.  For the nine months ended September 30, 2010 and 2009, respectively, PharmAthene recognized revenues of $14.1 million and $20.4 million.  Revenues for the most recent quarter and nine months ended September 30, 2010 consisted primarily of contract funding from the U.S. government for the development of SparVax™, Valortim®, and  Protexia®.

The decline in revenue in the third quarter and first nine months of 2010 compared to 2009 is attributable to (i) the completion of activities under the Company’s existing Department of Defense (DoD) contract for Protexia®, which concluded in the third quarter of 2009, partially offset by modest funding from the DoD for this program in the second and third quarters of 2010, and (ii) reduced activity in the Company’s Valortim® program, (iii) the completion of all activities in the Company’s plague program during early 2010, (iv) partially offset by increased revenues under the Company’s SparVax™ program.

Research and development expenses were $6.2 million and $7.9 million for the quarter ended September 30, 2010 and 2009, respectively.  Research and development expenses were $17.1 million and $23.9 million for the nine months ended September 30, 2010 and 2009, respectively.

Research and development expenses decreased in the third quarter and first nine months of 2010 compared to the prior year period as a result of decreased activity in the Company’s Valortim® anthrax anti-toxin and chemical nerve agent bioscavenger programs, as well as the completion of all activities in the Company’s plague program, partially offset by increased activity under the SparVax™ anthrax vaccine program.  In addition, the decrease in research and development costs for the nine months ended September 30, 2010 also reflects the inclusion of a one-time $3.0 million Avecia termination fee in the second quarter of 2009.

Expenses associated with general and administrative functions were $3.2 million in the third quarter of 2010 compared to $6.2 million in the same period in 2009.  Expenses associated with general and administrative functions were $12.6 million and $15.8 million for the nine months ended September 30, 2010 and 2009, respectively.

General and administrative expenses decreased approximately $3.0 million for the three months ended September 30, 2010, and approximately $3.2 million for the nine months ended September 30, 2010, as compared to the prior year periods.  These decreases were the net result of a corporate wide cost reduction program which included reductions in personnel expenses, professional services, and non cash stock-based compensation.

For the third quarter of 2010, PharmAthene's net loss attributable to common shareholders was $4.3 million or $0.14 per share, compared to $14.0 million or $0.50 per share in the same period of 2009.  For the nine months ended September 30, 2010, the Company's net loss attributable to common shareholders was $18.7 million or $0.62 per share, compared to $26.6 million or $0.97 per share in the same period of 2009.

As of September 30, 2010, the Company had cash and cash equivalents, restricted cash, short-term investments, and US government account receivables and other receivables totaling approximately $11.5 million as compared to $23.2 million at December 31, 2009.   In November 2010, PharmAthene completed a registered public offering of approximately 4.3 million shares of the Company’s common stock at a price to the public of $3.50 per share, which generated estimated net proceeds of $14.1 million before expenses.  Simultaneously with the closing, certain of the Company’s 10% senior convertible note holders converted their notes into an aggregate of approximately 3.4 million shares of the Company’s common stock.

“This financing, in combination with the conversion of certain of our senior convertible notes, has significantly strengthened the Company’s cash position and reduced our current debt.  Combined with our ongoing expense reduction plan and streamlined operations, we believe PharmAthene is now well capitalized through the balance of 2011,” commented Eric I. Richman, President and Chief Executive Officer of PharmAthene.

Conference Call and Webcast Information

PharmAthene management will be hosting a conference call to discuss the Company’s third quarter 2010 financial results.  The call is scheduled to begin at 4:30 p.m. Eastern Time on Thursday, November 11, 2010, and is expected to last approximately 30 minutes. The dial-in number within the United States is 800-299-0148.  The dial-in number for international callers is 617-801-9711.  The participant passcode is 56373544.

A replay of the conference call will be available beginning at approximately 7:30 p.m. Eastern Time on November 11, 2010 until approximately 11:59 p.m. Eastern Time on December 11, 2010.  The dial-in number to access the reply from within the United States is 888-286-8010.   For international callers, the dial-in number is 617-801-6888.  The participant passcode is 23749330.

The conference call will also be webcast and can be accessed from the company’s website at www.PharmAthene.com.  A link to the webcast may be found under the Investor Relations section of the website.

About PharmAthene, Inc.

PharmAthene was formed to meet the critical needs of the United States and its allies by developing and commercializing medical countermeasures against biological and chemical weapons. PharmAthene's lead product development programs include:

•	SparVax™ - a second generation recombinant protective antigen (rPA) anthrax vaccine and a third generation anthrax vaccine with potential for improved potency and stability
•	Valortim® - a fully human monoclonal antibody for the prevention and treatment of anthrax infection
•
rBChE - recombinant butyrylcholinesterase bioscavanger: Protexia®  and a second generation Advanced Expression System ("AES") countermeasures for nerve agent poisoning by organophosphate compounds, including nerve gases and pesticides

Statement on Cautionary Factors
Except for the historical information presented herein, matters discussed may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements preceded by, followed by, or that include the words "potential"; "believe"; "anticipate"; "intend"; "plan"; "expect"; "estimate"; "could"; "may"; "should"; "will"; "project"; "potential"; or similar statements are forward-looking statements. PharmAthene disclaims any intent or obligation to update these forward-looking statements other than as required by law. Risks and uncertainties include risk associated with the reliability of the results of the studies relating to human safety and possible adverse effects resulting from the administration of the Company's product candidates, unexpected funding delays and/or reductions or elimination of U.S. government funding for one or more of the Company's development programs, the award of government contracts to our competitors, unforeseen safety issues, challenges related to the development, scale-up, technology transfer, and/or process validation of manufacturing processes for our product candidates, unexpected determinations that these product candidates prove not to be effective and/or capable of being marketed as products, challenges related to the implementation of our NYSE Amex compliance plan, (for example, if the Exchange deems PharmAthene’s progress toward compliance inadequate or if PharmAthene does not satisfy the NYSE Amex continuing listing standards by January 26, 2012), as well as risks detailed from time to time in PharmAthene's Forms 10-K and 10-Q under the caption "Risk Factors" and in its other reports filed with the U.S. Securities and Exchange Commission (the "SEC"). Copies of PharmAthene's public disclosure filings are available from its investor relations department and our website under the investor relations tab at www.PharmAthene.com.

-- Tables Follow --

PHARMATHENE, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009

Contract revenue	$6,243,567	$6,830,399	$14,139,711	$20,423,513
	6,243,567	6,830,399	14,139,711	20,423,513

Operating expenses:
Research and development	6,172,147	7,883,799	17,064,900	23,928,315
General and administrative	3,177,888	6,224,868	12,625,132	15,787,115
Depreciation and amortization	258,231	247,747	757,929	639,924

Total operating expenses	9,608,266	14,356,414	30,447,961	40,355,354

Loss from operations	(3,364,699)	(7,526,015)	(16,308,250)	(19,931,841)
Other income (expenses):
Interest income	184	61,743	6,249	258,841
Interest expense	(946,023)	(748,892)	(2,815,638)	(1,949,402)
Loss on early extinguishment of debt	-	(4,690,049)	-	(4,690,049)
Other income (expense)	(93,260)	-	75,914	-
Change in market value of derivative instruments	75,594	(1,059,509)	376,560	(295,218)
Total other income (expenses)	(963,505)	(6,436,707)	(2,356,915)	(6,675,828)

Net loss	(4,328,204)	(13,962,722)	(18,665,165)	(26,607,669)

Basic and diluted net loss per share	(0.14)	(0.50)	(0.62)	(0.97)

Weighted average shares used in calculation of basic and diluted net loss per share	31,946,696	28,077,348	29,927,310	27,388,761

PHARMATHENE, INC.
 CONSOLIDATED BALANCE SHEETS

	Unaudited

	September 30 2010	December 31 2009
ASSETS
Current assets:
Cash and cash equivalents	$2,717,779	$2,673,567
Restricted Cash	100,000	-
Short-term investments	-	3,137,071
Accounts receivable, net	4,764,159	8,866,346
Other receivables (including unbilled receivables)	3,898,062	8,566,425
Prepaid expenses and other current assets	821,992	973,214
Total current assets	$12,301,992	$24,216,623

Property and equipment, net	$6,042,375	$6,262,388
Patents, net	832,766	928,577
Other long-term assets and deferred costs	89,071	308,973
Goodwill	2,348,453	2,348,453
Total assets	$21,614,657	$34,065,014

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$6,731,715	$1,934,119
Accrued expenses and other liabilities	3,242,922	11,532,101
Current portion of long-term debt	20,057,953	-
Total current liabilities	$30,032,590	$13,466,220

Other long-term liabilities	$460,854	$452,618
Derivative instruments	2,528,885	835,299
Long-term debt	-	17,426,513
Total liabilities	$33,022,329	$32,180,650
Stockholders' equity (deficit):
Common stock, $0.0001 par value; 100,000,000 shares authorized; 32,643,252 and 28,130,284 shares issued and outstanding at September 30, 2010 and December 31, 2009, respectively	$3,264	$2,813
Additional paid-in-capital	162,437,392	157,004,037
Accumulated other comprehensive income	1,127,480	1,188,156
Accumulated deficit	(174,975,808)	(156,310,642)
Total stockholders' equity (deficit)	$(11,407,672)	$1,884,364
Total liabilities and stockholders' equity (deficit)	$21,614,657	$34,065,014